SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY'S NAME                            STATE OF INCORPORATION
-----------------                            ----------------------
SAI Distributors, Inc.                       Florida
SAI Realty Investments, Inc.                 Florida
Sound Advice of Virginia, Inc.               Virginia
Sound Advice Electronics of Maryland, Inc.   Maryland